EXHIBIT 99
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List of Pending Cases

         In addition to those pending cases previously reported in Exhibit 99 of Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and Exhibit 99 of the Registrant's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999, Registrant has been named as a defendant in the following smoking and health proceedings:

         Acomo Pueblo v. American Tobacco Company, et al., District Court of New Mexico, Santa Fe County, June 16, 1999.

         Bergeron (Trustees of Massachusetts Carpenters) v. Philip Morris, et al., Eastern District of New York, September 29, 1999.

         Doss v. R.J. Reynolds, et al., Circuit Court of Mississippi, Jefferson County, August 17, 1999.


List of Cases Terminated

The following smoking and health proceedings have been terminated and not previously reported as such:

         City of Birmingham v. American Tobacco Company, et al., which was pending in the United States District Court of Alabama, and instituted on May 28, 1997, was dismissed by the plaintiffs with prejudice on October 6, 1999.